Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-110662 and 333-48651) of FirstEnergy Corp. of our report dated June 27, 2014, relating to the financial statements of the FirstEnergy Corp. Savings Plan, which appears in this Form 11-K.

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio
June 27, 2014